Exhibit 10.1
SUBLEASE
     This Agreement of Sublease is made as of April 1, 2003, between A.L. BAZZINI CO., INC., a New York Corporation having its principal office at 200 Food Center Drive, Bronx, New York 10474 (“Sublessor”) and DAIRYLAND USA CORP., having its principal office at 1300 Viele Avenue, Bronx, New York 10474 (“Sublessee”).
WITNESSETH:
     A. Pursuant to a lease dated as of March 1, 2003 (the “Master Lease”) between THE CITY OF NEW YORK (“Landlord”), as landlord, and Sublessor, as tenant, Sublessor is the tenant of a portion of the premises constituting of the Hunts Point Food Distribution Center, 240 Food Center Drive, Bronx, New York, identified as Block 2770, part of Lot 1, more particularly described on Exhibit A of the Master Lease (the “Demised Premises”).
     B. Sublessee desires to sublease a Fifty-Five Thousand square foot (55,000 sq. ft.) portion of the Demised Premises from Sublessor, which portion of the Demised Premises (the “Subleased Premises”) is identified by cross-hatching on Exhibit A hereto.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, Sublessor and Sublessee hereby agree as follows:
ARTICLE I.
Subleased Premises, Sublease Term
     1.01 Subject to the provisions of Section 1.02 hereof, Sublessor hereby subleases the Subleased Premises to Sublessee, and Sublessee hereby hires and takes the Subleased Premises from Sublessor, subject to the terms, provisions, covenants and conditions of the Master Lease and this Sublease. This Sublease includes the right of Sublessee to use the parking, loading and staging areas in and around the Demised Premises, and a grant of access and right of passage to Sublessee, its employees, agents and invitees, including trucks, automobiles and other vehicles, to and on to the Subleased Premises over the driveways, alleys, walking paths and other vehicle and pedestrian access routes and areas.
     1.02 The term of this Sublease (the “Sublease Term”) shall commence on April 1, 2003 (the “Commencement Date”) and shall end at 11:59 p.m. on March 31, 2013 (the “Expiration Date”), unless the Sublease Term shall sooner end pursuant to any of the terms, provisions or conditions of this Sublease, the Master Lease or pursuant to law. Subtenant’s obligation to pay rent hereunder shall begin on the Commencement Date.
     1.03 (a) Sublessee acknowledges that it has inspected the Subleased Premises and, except as provided in this Section 1.03, hereby accepts the same in its “as is” condition on the date hereof. Sublessor shall have no obligation whatsoever to make any alterations, improvements, or repairs to the Subleased Premises. Except as provided in Sections 1.03(b) and 2.06(a), Sublessor shall have no obligation whatsoever to make any alterations, improvements, or repairs to the Subleased Premises in order for the Subleased Premises to comply with any applicable environmental laws, rules, regulations, requirements or ordinances. Sublessee may, in accordance with the terms and conditions of this Sublease and the Master Lease, make leasehold improvements (the “Improvements”) to the Subleased Premises in accordance with plans and specifications which shall be submitted to Sublessor and Landlord and are subject to their respective consents. Sublessor shall submit the Plans to Landlord for its consent in accordance with Article 13 of the Master Lease within three business days following Sublessor’s receipt thereof from Sublessee. Sublessee shall bear all of its own costs and expenses incurred in the preparation and revision of the Plans. Sublessee shall also bear the actual reasonable costs and expenses incurred by Sublessor and Landlord to third party architects and engineers necessarily engaged by Sublessor and Landlord to review the Plans and revisions thereto.

          (b) Sublessor shall, at Sublessor’s sole cost and expense, construct and erect demising walls to separate physically the Subleased Premises from the remainder of the Demised Premises. Such construction shall be conducted in accordance with all Requirements, and Sublessor shall be solely responsible at its sole cost to obtain Landlord’s consent thereto.
     1.04 Sublessee shall, no later than the Expiration Date or sooner termination of this Sublease, and in accordance with all of the terms of this Sublease and the Master Lease, vacate and surrender to Sublessor the Subleased Premises, together with all alterations, in good order, condition and repair, reasonable wear and tear excepted and loss by fire or other casualty excepted. Sublessee acknowledges that, with respect to the Subleased Premises, Sublessee shall be solely responsible for any and all Restoration obligations imposed upon the Sublessor pursuant to Article 8 of the Master Lease. Sublessee’s obligation to observe or perform this covenant shall survive the expiration or earlier termination of this Sublease. Sublessee expressly waives, for itself and for any person claiming through or under Sublessee, any rights which Sublessee or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and any successor law of like import then in force in connection with any holdover summary proceedings which Sublessor may institute to enforce the foregoing provisions of this Article.
     1.05 If Sublessee shall fail to duly and timely surrender the Subleased Premises in accordance with the terms and conditions of this Sublease and the Master Lease, either on the Expiration Date, upon the occurrence of a default which continues beyond the expiration of applicable grace or cure periods, or upon the occurrence of any other event causing the termination of this Sublease (a “Holdover”), in addition to all of the rights and remedies available to Sublessor under this Sublease and the Master Lease, in equity or in law, it is understood that Sublessor may elect, by notice to Sublessee, to treat Sublessee as a holdover upon a month-to-month basis at a rent equal to the greater of (i) the then current fair market rental value of the Subleased Premises or (ii) one and one-half times the fixed rent and additional rent per month which Sublessee was required to pay during (or in the case of additional rent, on account of or attributable to) the calendar month immediately prior to termination. If the Subleased Premises are not surrendered upon termination, the terms of this Sublease (other than those modified by this paragraph) shall continue in full force and effect and Sublessee shall indemnify and hold harmless Sublessor against Sublessor’s actual loss, costs, liability or expenses (including attorneys’ fees) resulting from Sublessee’s failure to surrender, including any and all claims made by Landlord or any succeeding lessee or sublessee founded upon such delay or failure to vacate the Subleased Premises. Nothing contained in this Section shall be deemed to give to Sublessee any right to fail to surrender possession or hold over, and the provisions of this Section shall not constitute an offer to rent on a month-to-month bases or at the rent set forth above.
ARTICLE II.
Rent, Additional Rent and Utilities
     2.01 Sublessee covenants and agrees to pay to Sublessor, at the address of Sublessor set forth above, or at such other address as Sublessor shall supply to Sublessee in writing, an annual fixed rental as follows:
          (a) From the Commencement Date to and including the day immediately prior to the first anniversary of the Commencement Date (“Sublease Year”; each sequential twelve (12) month period being hereinafter referred to as the sequential “Sublease Year”): Three Hundred Forty-Three Thousand Seven Hundred Fifty and 00/100 ($343,750.00) Dollars, payable in equal monthly installments of Twenty-Eight Thousand Six Hundred Forty-Five and 84/100 ($28,645.84) Dollars.
          (b) Sublease Year 2: Three Hundred Sixty Thousand Nine Hundred Thirty-Seven and 50/100 ($360,937.50) Dollars, payable in equal monthly installments of Thirty Thousand Seventy-Eight and 13/100 ($30,078.13) Dollars.
          (c) Sublease Year 3: Three Hundred Seventy-Eight Thousand Nine Hundred Eighty-Four and 38/100 ($378,984.38) Dollars, payable in equal monthly installments of Thirty-One Thousand Five Hundred Eighty-Two and 04/100 ($31,582.04) Dollars.
          (d) Sublease Year 4: Three Hundred Ninety-Seven Thousand Nine Hundred Thirty-Three and 60/100 ($397,933.60) Dollars, payable in equal monthly installments of Thirty-Three Thousand One Hundred Sixty-One and 14/100 ($33,161.14) Dollars.
          (e) Sublease Year 5: Four Hundred Seventeen Thousand Eight Hundred Thirty and 28/100 ($417,830.28) Dollars, payable in equal monthly installments of Thirty-Four Thousand Eight Hundred Nineteen and 19/100 ($34,819.19) Dollars.
          (f) Sublease Year 6: Four Hundred Thirty-Eight Thousand Seven Hundred Twenty-One and 80/100 ($438,721.80) Dollars, payable in equal monthly installments of Thirty-Six Thousand Five Hundred Sixty and 15/100 ($36,560.15) Dollars.
          (g) Sublease Year 7: Four Hundred Sixty Thousand Six Hundred Fifty-Seven and 89/100 ($460,657.89) Dollars, payable in equal monthly installments of Thirty-Eight Thousand Three Hundred Eighty-Eight and 16/100 ($38,388.16) Dollars.
          (h) Sublease Year 8: Four Hundred Eighty-Three Thousand Six Hundred Ninety and 79/100 ($483,690.79) Dollars, payable in equal monthly installments of Forty Thousand Three Hundred Seven and 57/100 ($40,307.57) Dollars.

          (i) Sublease Year 9: Five Hundred Seven Thousand Eight Hundred Seventy-Five and 33/100 ($507,875.33) Dollars, payable in equal monthly installments of Forty-Two Thousand Three Hundred Twenty-Two and 95/100 ($42,322.95) Dollars.
          (j) Sublease Year 10 through the Expiration Date: Five Hundred Thirty-Three Thousand Two Hundred Sixty-Nine and 10/100 ($533,269.10) Dollars, payable in equal monthly installments of Forty-Four Thousand Four Hundred Thirty-Nine and 10/100 ($44,439.10) Dollars.
          The monthly fixed rental shall be paid in advance on the first day of each calendar month without notice or demand and without abatement, deduction or set-off of any amount whatsoever except as may be expressly provided for herein. An amount equal to one full month’s rent shall be payable on the signing of this Sublease and shall be applied by Sublessor to the fixed rental payment for the first full month of the Sublease Term. If the Commencement Date shall occur on a day other than the first day of a calendar month, fixed rent for such calendar month shall be prorated for the period from the Commencement Date to the last day of the said calendar month. The fixed rent for the calendar month in which the termination date of this Sublease occurs shall be similarly prorated and paid on the first day of the month in which said termination falls.
     2.02 Rent shall be absolutely net to Sublessor without any abatement, diminution, reduction, deduction, counterclaim, credit, setoff or offset whatsoever (except as may be required in any proceeding where the right to assert any claim against Sublessor would be extinguished unless a counterclaim, set off, or deduction is asserted in such proceeding) so that each Sublease Year of the Sublease Term shall yield, net to Sublessor, all fixed rent. Sublessee shall pay all costs, expenses and charges of every kind relating to the Subleased Premises that may arise or become due or payable during or after (but attributable to a period falling within) the Sublease Term.
     2.03 Sublessee covenants and agrees to pay to Sublessor one-third (1/3) of the costs of the security guard(s) on the Subleased Premises as additional rent, on a monthly basis.
     2.04 (a) “Proportionate Share” means Sixty-Six and 52/100 percent (66.52%). Sublessee covenants and agrees to pay to Sublessor a Proportionate Share of the Building Insurance as additional rent, as provided in Article X hereof, and the expenses, costs and charges described below in Section 2.04(b).
          (b) Except as otherwise stated herein, Sublessee hereby agrees to reimburse Sublessor for Sublessee’s Proportionate Share of the costs and expenses under the Master Lease actually paid by Sublessor to Landlord, consisting of Operating Expenses pursuant to Section 4.09(a), maintenance under Section 12.05, and Impositions actually charged and paid in Article 5 of the Master Lease (it being understood that neither Sublessor nor Sublessee shall be obligated to pay Taxes). Sublessee shall be responsible for Rail Car Fees incurred by Sublessee’s use of rail cars pursuant to Section 4.05 of the Master Lease
     2.05 It is expressly understood that Sublessee is responsible for a proportionate Share of all utilities furnished to the Demised Premises, except that Sublessee’s share of and obligation to pay for electricity consumed at the Subleased Premises shall be computed as follows:
          (a) The amount of electric consumption consumed (as measured in KW or Kwha) that Sublessee shall pay Sublessor for shall be determined by calculating (i) the difference between the total electric consumed for the entire Demised Premises, (ii) less the sum of electric consumed as indicated on and for (A) Sublessor’s submeter, (B) the submeter of any other tenant in the Demised Premises and (C) the existing submeter for measuring electricity consumed by

Sublessee’s refrigeration, and then (iii) multiplying the result by (A) so long as the office area in the Demised Premises (“Office Area”) remains unoccupied, 100% and (B) at any time the Office Area becomes occupied, 77.47% and (iv) adding back the consumption shown on the meter referred to in (ii)(C); or
          (b) If Sublessor installs a submeter pursuant to Section 2.06(b) in the now unmetered areas of Subleased Premises, the electric consumption shown on such submeter and the refrigeration submeter described in (a)(ii)(C) above.
     2.06 (a) Sublessor represents that there are electric utility systems and appliances supplying electricity to the Subleased Premises, If Sublessee requires additional electric power or any electrical upgrades for its particular needs and consumption, Sublessee shall make at its sole cost all necessary arrangements with the public utility companies supplying services to the Subleased Premises for the installation of such additional utility systems and/or appliances necessary to furnish sufficient electricity and other utilities to the Subleased Premises for Sublessee’s purposes. Sublessor is under no obligation and shall not supply to the Subleased Premises any utilities. Sublessee agrees to make its own arrangements with the public utility company servicing the Subleased Premises for billing and payment of all charges for electricity, gas, water, and all other utilities consumed by Sublessee in the Subleased Premises, and shall furnish its own air conditioning to the Subleased Premises, all at its own cost and expense. Sublessee covenants and agrees to reimburse Sublessor for 77.47% of any and all deposits required to provide initial electricity to the Subleased Premises. In no event shall Sublessor be responsible for charges for electricity or any other utilities consumed in the Subleased Premises by Sublessee.

          (b) In connection with making arrangements to supply electricity for Sublessee’s use, Sublessor shall have the right in Sublessor’s sole discretion to install a submeter to measure Sublessee’s usage of electricity in the Subleased Premises. If Sublessor shall install such a submeter, the amount to be paid by Sublessee for electricity consumed in the Subleased Premises shall be determined by meter or meters and related equipment installed by Sublessor, at Sublessor’s expense and billed in the aggregate shown on such meters. Bills for electricity consumed by Sublessee, which Sublessee hereby agrees to pay, shall be rendered by Sublessor to Sublessee at such time as Sublessor may elect and shall be payable as additional rent within 15 days after rendition of any such bill. The amount to be charged to Sublessee by Sublessor per “KW” and “KWHR” pursuant to this Article for electricity supplied to the Subleased Premises on a submetered basis and consumed within the Subleased Premises, as shown on the meter(s) measuring Sublessor’s consumption of electricity, shall be at the same cost which Sublessor from time to time purchases each KW and KWHR of electricity for the same period from the utility company. It is the intent and purpose of the parties hereto that the additional rent payable by Sublessee pursuant to this Article for submetered electric shall be equal to Sublessor’s cost to furnish electric energy to the Subleased Premises.
          (c) Unless caused by the actions, omissions or neglect of the Sublessor, its other tenants, agents, servants and/or employees, interruption or curtailment of electric services shall not constitute a constructive or partial eviction nor entitle Sublessee to any compensation or abatement of rent. Sublessee covenants and agrees that at all times its use of electric current shall never exceed the capacity of the existing feeders to the building or of the risers or wiring installation. Sublessee shall make no alteration or addition to the electrical equipment without the prior written consent required in Article I of this Sublease.

ARTICLE III.
Subordination; Assumption of
Certain Master Lease Terms by Sublessee
     3.01 Sublessor has delivered to Sublessee a complete and accurate copy of the Master Lease, except for the rent and certain other financial provisions contained in Sections 4.01 and 4.02, which have been redacted. This Sublease shall be subject and subordinate to (i) the Master Lease (a true copy of which, with Sections 4.02 and 4.03 redacted, is attached hereto as Exhibit B) and to all of the terms, provisions, covenants and conditions thereof and (ii) any and all amendments of the Master Lease or supplemental agreements relating thereto hereafter made between Landlord and Sublessor provided, however, that Sublessor shall not enter into any such amendments or supplemental agreements that shall (I) adversely affect Sublessee’s rights hereunder, (2) increase Sublessee’s obligations hereunder beyond a de minimus extent, (3) decrease the size of the Subleased Premises, or (4) shorten the Sublease Term to a date that is earlier than the Expiration Date. Sublessee shall in no case have any rights under this Sublease greater than Sublessor’s rights as Tenant under the Master Lease. The foregoing provisions shall be self-operative, and no further instrument of subordination shall be necessary to effectuate such provisions unless required by Landlord or Sublessor, in which event Sublessee shall, upon demand by Landlord or Sublessor at any time and from time to time, execute, acknowledge and deliver to Sublessor and Landlord any and all instruments that Sublessor or Landlord deem reasonably necessary or proper to confirm such subordination of this Sublease and the rights of Sublessee hereunder. Sublessee hereby appoints Sublessor its attorney in fact, coupled with an interest, for the purpose of executing an instrument confirming this subordination if Sublessee shall fail to execute, acknowledge and/or deliver any such instrument of subordination within ten (10) business days after Landlord’s or Sublessor’s demand therefor.

     3.02 To the extent not inconsistent with the agreements or understandings expressed or implied in this Sublease or applicable only to the original parties to the Master Lease (e.g., the rent and additional rent reserved under the Master Lease), the terms, provisions, covenants and conditions of the Master Lease are hereby incorporated herein by reference on the following understandings:
          (a) The term “Landlord” as used therein shall refer to Sublessor hereunder, its successors and assigns and the term “Tenant” as used therein shall refer to Sublessee hereunder, its permitted successors and assigns. Whenever the Master Lease refers to an obligation of Landlord or Tenant with respect to the “Demised Premises”, the same shall mean an obligation of Sublessor or Sublessee hereunder with respect to the Subleased Premises.
          (b) Wherever it is provided in the Master Lease that Landlord has the right to elect to perform any covenant of the Tenant thereunder upon default of the Tenant in observing or complying with such covenant, Sublessor shall have corresponding rights with respect to any default of Sublessee.
          (c) Sublessor shall not be obligated to perform and shall not be liable for the performance by Landlord of any of the obligations of Landlord under the Master Lease, but shall perform such obligations hereunder to the extent the word “Landlord” means “Sublessor” as provided in Section 3.02(a) above. Sublessee shall have no claim against Sublessor by reason of any default on the part of Landlord under the Master Lease. Sublessor shall fully perform all of its payment and other obligations under the Master Lease as and when such obligations are required to be performed. Sublessor shall not accept any cancellation or surrender of the Master Lease, or take any action which would cause a voluntary or involuntary termination of the Master Lease, prior to the Expiration Date or sooner termination of this Sublease. Sublessor shall take whatever action shall be reasonably required to enforce for the benefit of Sublessee the obligations of Landlord to Sublessor under the Master Lease insofar as they relate to the Subleased Premises. Subject to the foregoing provisions of this Section, Sublessor shall not be responsible for Landlord’s failure to furnish any service, maintenance or repairs to the Subleased Premises, and Sublessee shall in no event be entitled to any allowance, reduction, or adjustment of the rent or additional rent payable under this Sublease by reason of the failure of Landlord to comply with Landlord’s obligations under the Master Lease, if any, to supply or render the same.
          (d) Except as expressly modified or superseded by the terms of this Sublease, with respect to the Subleased Premises, Sublessee shall observe and perform the terms, provisions, covenants and conditions of the Master Lease on the part of the Tenant thereunder to be observed and performed, and shall not do or suffer or permit anything to be done which would result in a default under the Master Lease or cause the same to be terminated or forfeited.
          (e) For the purposes of incorporating the terms of the Master Lease into this Sublease, the Master Lease is modified as follows: (i) Sections 2.02, 2.04, 4.01, 4.02, 4.07(a), 4.09(b)(i), 4.10, 10.01, 10.02, 23.01 are deleted in their entirety, and (ii) Article 8 and 9 are subject to the rights of Sublessor.
          (f) Sublessor shall give Sublessee any notice of default that it receives from Landlord under the Master Lease. Sublessee shall have the right to use “self help” to cure any monetary or nonmonetary breach of Sublessor’s obligations hereunder or under the Master Lease which has caused the Landlord to notify Sublessor that it has committed a Default or Event of Default under the Master Lease. If the Master Lease terminates as a result of an action or omission within Sublessor’s control that causes a default or breach by Sublessor under this Sublease and/or the Master Lease, then Sublessor shall be liable to Sublessee for the actual damage suffered as a result of such termination, but in no event shall Sublessor be responsible for any consequential damages.
          (g) Sublessee acknowledges that in the event of Landlord’s (i) termination of the Master Lease for any reason, or (ii) re-entry or dispossess by Landlord under the Master Lease, Landlord may, at its option, take over all of the right, title and interest of Sublessor hereunder and Sublessee agrees that it shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of this Sublease, except that Landlord shall not (i) be liable for any previous act or omission of Sublessor under this Sublease, other than continuing defaults, (ii) be subject to any offset not expressly provided in this Sublease which previously accrued to the Sublessee against Sublessor, or (iii) be bound by any previous modification of this Sublease which is made without Landlord’s consent or by any previous prepayment of more than one month’s rent unless previously expressly approved by Landlord.
ARTICLE IV.
Notices and Service
     4.01 Whenever it is provided herein that notice, demand, request, consent, approval or other communication shall or may be given to, or served upon, either of the parties by the other, or whenever either of the parties desires to give or serve upon the other any notice, demand, request, consent, approval or other communication with respect hereto or to the Subleased Premises, each such notice, demand, request, consent, approval or other communication shall be in writing and shall be effective for any purpose only if given (a) by hand to an officer of the entity with proof of delivery, (b) by any recognized overnight courier, or (c) by mailing the same by express or certified mail, postage prepaid, return receipt requested, and addressed in the case of (b) or (c) to:
     If to Sublessor:

A.L. Bazzini Co., Inc.
200 Food Center Drive
Bronx, New York 10474
Attention: Rocco Damato, President
with a copy to:
Law Offices of Harvey I. Krasner
641 Lexington Avenue
Twentieth Floor
New York, New York 10022
Attention: Harvey I. Krasner, Esq.
(a) If to Sublessee:
Dairyland USA Corp.
1300 Viele Avenue
Bronx, New York 10474
Attention: Dean Facatselis
with a copy to:
Rivkin Radler LLP
EAB Plaza
Uniondale, NY 11556-0111
Attention: William Cornachio
or to such other address as Sublessee may from time to time designate by notice given to Sublessor by express or certified mail, return receipt requested.
     4.02 Every notice, demand, request, consent, approval or other communication hereunder shall be deemed to have been given or served three (3) business days after the time that the same shall have been actually deposited in the United States mails, postage prepaid, as aforesaid, except that notice by overnight courier or express mail shall be deemed effective on the business day following the date delivered to the express mail or overnight courier and notice by hand shall be effective upon delivery, as evidenced by a signed receipt, as the case may be.
     4.03 Except as otherwise set forth herein, whenever in the Master Lease a time is specified for Tenant’s giving of any notice to or making any demand upon Landlord, such time is hereby changed by subtracting one day therefrom for the purpose of Sublessee’s notice to or demands upon Sublessor, and whenever in the Master Lease a time is specified for Landlord’s giving of any notice to or making any demand upon Tenant, such time is hereby changed by adding one day for the purposes of Sublessor’s notices to or demands upon Sublessee. Whenever in the Master Lease a time is specified within which the Tenant thereunder must give notice to or make a demand upon Landlord following an event, or within which Tenant must respond to any notice, request, or demand previously given or made by Landlord thereunder, or comply with any obligation on Tenant’s part thereunder, such time is hereby changed by subtracting one day therefrom for purposes of Sublessee’s notices to or demands upon Sublessor, or for the purpose of a response to a notice request or demand by Sublessor. Whenever in the Master Lease a time is specified within which the Landlord thereunder must give notice to or make a demand upon Tenant following an event, or within which Landlord must respond to any notice, request, or demand previously given or made by Tenant thereunder, such time is hereby changed by adding one day thereto for purposes of Sublessor’s notices to or demands upon Sublessee, or the purpose of a response to a notice, request or demand by sublessee. It is the purpose and intent of the foregoing provisions to provide Sublessor with time within which to transmit to Landlord any notices or demands received from Sublessee, and to transmit to Sublessee any notices or demands received from Landlord.
ARTICLE V.
Right of Sublessor to Cure Sublessee’s Defaults
     5.01 (a) If Sublessee shall fail to perform any of the terms, provisions, covenants or conditions of this Sublease on its part to be performed, and if such failure shall constitute a default under the Master Lease, then Sublessor may, after written notice, at its option, perform any such term, provision, covenant or condition, and the full cost and expense of such performance shall immediately be due and owing by Sublessee to Sublessor, together with interest thereon at the Late Charge Rate plus one percent from the date of payment thereof by Sublessor.
          (b) If Sublessor shall fail to perform any of the terms, provisions, covenants or conditions of this Sublease or the Master Lease on its part to be performed, and if such failure shall constitute a default under this Sublease or the Master Lease, then Sublessee may, after written notice, at its option, perform any such term, provision, covenant or condition, and the full cost and expense of such performance shall immediately be due and owing by Sublessor to Sublessee, together with interest thereon at the Late Charge Rate plus one percent from the date of payment thereof by Sublessee.
     5.02 (a) If Sublessee shall default in the performance or observance of any term, covenant, or agreement contained herein or in the Master Lease as herein incorporated, and if such default shall not have been remedied after notice given by Sublessor to Sublessee within any grace period and period of time providing an opportunity to cure (as modified by Article 4 of this Sublease) provided for under the Master Lease, then Sublessor shall be entitled to exercise any and all rights and remedies to which Sublessor is entitled by law or which are specifically granted to Landlord under the Master Lease, which rights and remedies are hereby incorporated herein and made a part hereof with the same force and effect as though herein specifically set forth, except in no case shall there be a recovery of any consequential damages by Sublessor against Sublessee.
          (b) If Sublessor shall default in the performance or observance of any term, covenant, or agreement contained herein or in the Master Lease as herein incorporated, and if such default shall not have been remedied after notice given by Sublessee to Sublessor within any grace period and period of time providing an opportunity to cure (as modified by Article 4 of this Sublease) provided for under the Master Lease, then Sublessee shall be entitled to exercise any and all rights and remedies to which Sublessee is entitled by law or which are specifically granted to Tenant under the Master Lease, which rights and remedies are hereby incorporated herein and made a part hereof with the same force and effect as though herein specifically set forth, except in no case shall there be a recovery of any consequential damages by Sublessee against Sublessor.
     5.03 (a) Sublessee covenants and agrees to indemnify Sublessor and hold it safe and harmless against any and all claims, losses, damages and liabilities (including reasonable attorneys’ fees) resulting from or arising out of (i) any breach or default hereunder on the part of Sublessee, (ii) any work done in or to the Subleased Premises by Sublessee or its agents, servants, employees or contractors, or by any person claiming through or under Sublessee, (iii) any act, omission, negligence or other fault on the part of Sublessee or its agents, servants, employees, contractors, undertenants, or licensees, or (iv) any accident, injury or damage whatsoever to any person or entity occurring during the Sublease Term in or about the Subleased Premises, unless the same shall have been caused by the negligence of Landlord or Sublessor, a breach or default by Landlord or Sublessor under this Sublease or the Master Lease, or resulting from or arising out of Sublessor’s use and occupancy of the Demised Premises.
          (b) Sublessor covenants and agrees to indemnify Sublessee and hold it safe and harmless against any and all claims, losses, damages and liabilities (including reasonable attorneys’ fees) resulting from or arising out of (i) any breach or default hereunder or under the Master Lease on the part of Sublessor, (ii) any work done in or to the Subleased Premises or the Demised Premises by Sublessor or its agents, servants, employees or contractors, or by any person claiming through or under Sublessor, (iii) any act, omission, negligence or other fault on the part of Sublessor or its agents, servants, employees, contractors, undertenants, or licensees, or (iv) any accident, injury or damage whatsoever to any person or entity occurring during the Sublease Term hereof in or about the Subleased Premises or the Demised Premises, unless the same shall have been caused by the negligence of Sublessee, a breach or default by Sublessee under this Sublease or the Master Lease, or resulting from or arising out of Sublessee’s use and occupancy of the Subleased Premises.
ARTICLE VI.
Covenants and Approvals of Sublessor
     6.01 If this Sublease requires the consent or approval of Sublessor prior to the taking of any action, then it shall be a condition precedent to the taking of such action that the prior consent or approval of Landlord shall have been obtained if the same must be obtained under the Master Lease. Except as set forth below, Sublessor shall have no duty or responsibility with respect to obtaining the consent or approval of Landlord when the same is required under the terms of the Master Lease other than the mere transmission by Sublessor to Landlord of Sublessee’s request for such consent or approval.
     6.02 Sublessor shall obtain the consent of Landlord to this Sublease in accordance with the provisions of Section 10.02 of the Master Lease, and shall use its best reasonable efforts to obtain an estoppel certificate from Landlord in the form of Exhibit C. Sublessee represents that neither it nor any of its officers, directors or shareholders is a Prohibited Person.
ARTICLE VII.
Broker
     7.01 Sublessee and Sublessor each covenants, warrants and represents that it did not consult with or negotiate with any broker or finder in connection with the rental of the Subleased Premises or in procuring this Sublease. Sublessor and Sublessee hereby indemnify and agree to hold each other harmless from and against any and all claims, actions, losses, costs and expenses (including reasonable attorneys’ fees) which may arise in connection with or be suffered by Sublessor or Sublessee by reason of any breach of the foregoing covenants, warranties and representations.
ARTICLE VIII.
Termination of Master Lease
     8.01 If the Master Lease shall be terminated by Landlord for any reason other than default by Sublessor, as Tenant thereunder, pursuant to any right given to Landlord under the Master Lease, then this Sublease shall terminate automatically without notice to Sublessee and without any liability on the part of Sublessor to Sublessee as a result of such termination. Sublessor agrees that Sublessor will not voluntarily terminate the Master Lease, other than due to circumstances of fire, casualty, condemnation or Landlord’s default.
ARTICLE IX.
Security
     9.01 Sublessee shall, and hereby does covenant to, deposit with Sublessor, immediately prior to and also as a condition of the commencement of this Sublease, an amount equal to one sixth of the rent for the first Sublease Year (i.e. $57,291.68), and thereafter, on or before the first day of each subsequent Sublease Year, an amount sufficient to increase the amount of deposit with Sublessor so that such amount on deposit is equal to one sixth of the rent of such Sublease Year, as a security deposit for the faithful performance by Sublessee of its obligations under the terms hereof. If Sublessee defaults in the performance of any of the terms of this Sublease, including the payment of rent or any additional rent, Sublessor may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms of this Sublease, including any damages or deficiency in the re-letting of the Subleased Premises, whether accruing before or after summary proceedings or other re-entry by Sublessor. In the case of every such use, application or retention, Sublessee shall, on demand, pay to Sublessor the sum so used, applied or retained which shall be added to the security deposit so that the same shall be replenished to its former amount. If Sublessee shall fully and punctually comply with all of the terms of this Sublease, the security shall be returned to Sublessee within ten (10) days after the termination of this Sublease and delivery of exclusive possession of the Subleased Premises to the Sublessor.
ARTICLE X.
Insurance
     10.01 (a) Sublessee shall not violate, or permit the violation of, any order, rule or regulation of the New York Board of Fire Underwriters, and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Subleased Premises which would increase the fire or other casualty insurance rate on the Building or the property therein over the rate which would otherwise then be in effect (unless Sublessee pays the resulting increased amount of premium as provided in Section (b) of this Article) or which would result in insurance companies of good standing refusing to insure the Building or any equipment or property contained therein in amounts and at normal rates reasonably satisfactory to Sublessor and Landlord.
          (b) If, by reason of any act or omission on the part of Sublessee, the rate of fire insurance with extended coverage on the Building or equipment or other property of Sublessor or Landlord shall be higher than it otherwise would be, Sublessee shall reimburse Sublessor or Landlord, as the case may be, on demand, for that part of the premiums for fire insurance and extended coverage paid by Sublessor or Landlord, as the case may be, because of such act or omission on the part of Sublessee, which sum shall be deemed to be additional rent and collectible as such.

          (c) In the event that any dispute should arise between Sublessor or Landlord and Sublessee concerning rates, a schedule or make up of rates for the Building or the Subleased Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rates with extended coverage then applicable to such premises.
          (d) Sublessee shall obtain and keep in full force and effect during the Sublease Term at its own cost and expense comprehensive general liability insurance including contractual liability, such insurance to afford protection in an amount of not less than $1,000,000 primary coverage with $3,000,000 umbrella coverage combined single limit per occurrence for bodily injury (or death), and for damage to property, protecting the Sublessor, the Landlord and the Administrator as additional insureds, against any and all claims for personal injury, death or property damage occurring in, upon, adjacent, or connected with the Subleased Premises and any part thereof. Said insurance is to be written on a form satisfactory to Sublessor by good and solvent insurance companies of recognized standing, admitted to do business in the State of New York which shall be satisfactory to the Sublessor and Landlord. Sublessee shall pay all premiums and charges therefor and upon failure to do so Sublessor or Landlord may, but shall not be obligated, to make such payments, and in such latter event the Sublessee agrees to pay the amount thereof to Sublessor or Landlord, as the case may be, on demand and said sum shall be deemed to be additional rent and in each instance collectible on the first day of any month following the date of notice to Sublessee in the same manner as though it were rent originally reserved hereunder. Sublessee will use its best efforts to include in such Public Liability Insurance policy a provision to the effect that same will be non-cancelable except upon thirty days’ advance written notice to Sublessor, Landlord and the Administrator. Sublessee shall furnish Sublessor with certificates evidencing such insurance, together with any renewals, replacements or endorsements, to the end that said insurance shall be in full force and effect for the benefit of the Sublessor, Landlord and Administrator throughout the Sublease Term. In the event Sublessee shall fail to procure and place such insurance, Sublessor or Landlord may, but shall not be obligated to, procure and place same, in which event the amount of the premium paid shall be refunded by Sublessee to Sublessor or Landlord, as the case may be, upon demand and shall in each instance be collectible on the first day of the month or any subsequent month following the date of payment by Sublessor or Landlord, in the same manner as though said sums were additional rent reserved hereunder.
          (e) Each party agrees to use its best efforts to include in each of its insurance policies (insuring the Building and Landlord’s and Sublessor’s property therein and rental value thereof in the case of Landlord, and insuring Sublessee’s Property and business interest in the Subleased Premises (business interruption insurance) in the case of Sublessee, against loss, damage, or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party, or if such waiver should be unobtainable or unenforceable (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable without additional charge or at all, the insured party shall so notify the other party promptly after learning thereof. In such case, if the other party shall so elect and shall pay the insurer’s additional charge therefor, such waiver, agreement or permission shall be included in the policy, or the other party shall be named as an additional insured in the policy. Each such policy which shall so name a party hereto as an additional insured shall contain, if obtainable, agreements by the insurer that the policy will not be canceled without at least ten (10) days prior notice to both insureds and that the act or omission of one insured will not invalidate the policy as to the other insured. Any failure by Sublessee, if named as an additional insured, promptly to endorse to the order of Sublessor or Landlord, without recourse, any instrument for the payment of money under or with respect to the policy of which Sublessor is the owner or original or primary insured, shall be deemed a default under this Sublease.
          (f) Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property (including rental value or business interruption) occurring during the Sublease Term and with respect and to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability or naming the other party as an additional insured, as provided in Sections (d) and (e) of this Article. If notwithstanding the recovery of insurance proceeds by either party for loss, damage or destruction of its property (or rental value or business interruption) the other party is liable to the first party with respect thereto or is obligated under this Sublease to make replacement, repair or restoration or payment, then provided the first party’s right of full recovery under its insurance policies is not thereby prejudiced or otherwise adversely affected, the amount of the net proceeds of the first party’s insurance against such loss, damage or destruction shall be offset against the second party’s liability to the first party therefor, or shall be made available to the second party to pay for replacement, repair or restoration, as the case may be.

          (g) The waiver of subrogation or permission for release referred to in Section (e) of this Article shall extend to the agents of each party and its and their employees and, in the case of Sublessee, shall also extend to all other persons and entities occupying or using the Subleased Premises in accordance with the terms of the Master Lease, but only if and to the extent that such waiver or permission can be obtained without additional charge (unless such party shall pay such charge). The releases provided for in Section (f) of this Article shall likewise extend to such agents, employees and other persons and entities, if and to the extent that such waiver or permission is effective as to them. Nothing contained in this Article shall be deemed to relieve either party of any duty imposed elsewhere in this Sublease or the Master Lease to repair, restore or rebuild or to nullify any abatement of Rents provided for elsewhere in this Sublease or the Master Lease. Except as otherwise provided in Section (d) of this Article, nothing contained in Sections (e) and (f) of this Article shall be deemed to impose upon either party any duty to procure or maintain any of the kinds of insurance referred to therein or any particular amounts or limits of any such kinds of insurance. However, each party shall advise the other, upon request, from time to time (but not more often than once a year) of all of the policies of insurance it is carrying of any of the kinds referred to in Section (d) of this Article, and if it shall discontinue any such policy or allow it to lapse, shall notify the other party thereof with reasonable promptness. The insurance policies referred to in Section (d) of this Article shall be deemed to include policies procured and maintained by a party for the benefit of its lessor, mortgagee or pledgee.
          (h) Sublessee agrees and acknowledges that Sublessee is responsible for and shall pay to Sublessor as additional rent a Proportionate Share of the cost of obtaining and maintaining all risk property damage insurance meeting all of the standards, limits, minimums and requirements described in Section 7.08 of the Master Lease.
ARTICLE XI.
Miscellaneous
     11.01 If Sublessee fails to pay any rent or additional rent within ten days after the same is due and payable, Sublessee shall pay a late charge on such unpaid amount at the rate of 1% in excess of the Late Charge Rate.
     11.02 This Sublease and the Master Lease incorporated herein contain the entire agreement between the parties with respect to the subject matter of this Sublease, and all prior negotiations and agreements with respect thereto are merged in this Sublease.
     11.03 This Sublease may not be changed, modified or discharged, in whole or in part, and no oral or executory agreement shall be effective to change, modify or discharge this Sublease, in whole or in part, or any obligations hereunder, unless such agreement is set forth in a written instrument executed by the party against whom enforcement is sought.
     11.04 No consent or approval of Sublessor shall be deemed to have been given or to be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Sublessor.
     11.05 The terms, covenants, and conditions contained in this Sublease shall bind and inure to the benefit of Sublessor and Sublessee and their successors and assigns, except as other-wise expressly provided in this Sublease.
     11.06 Sublessee and Sublessor each represents and warrants that it has the right and authority to enter into this Sublease. Sublessor warrants and represents to Sublessee that (i) the Master Lease is in full force and effect, without default, and has not been amended or modified, (ii) all rent and additional rent and all other charges required to be paid under the Master Lease have been paid through the date hereof, (iii) neither Landlord nor Sublessor is in default under the terms of the Master Lease and (iv) no event has occurred which, with notice or lapse of time, would constitute a default under the Master Lease by Sublessor or Landlord.
     11.07 (a) This Sublease is subject to approval of Landlord in accordance with the terms of the Master Lease. If Landlord does not consent to this Sublease for any reason whatsoever within 20 business days after full execution of this Sublease, then at Sublessee’s option, this Sublease shall be terminated and of no force or effect. If Landlord does not consent to this Sublease for any reason whatsoever within 60 business days after full execution of this Sublease, then at either party’s option, this Sublease shall be terminated. In either such case, all rent and other charges, if any, paid to cover periods in advance of the termination date shall be refunded, without interest, to Sublessee.
          (b) Sublessor agrees to promptly submit this Sublease to Landlord, but shall be under no obligation or requirement to take any further action to obtain such consent, except as provided below. Sublessee and Sublessor each agree to submit to Landlord, upon request, any information or documentation required by Landlord in processing Sublessor’s application for consent to this Sublease. Sublessee agrees to pay any and all fees and expenses charged by Landlord to Sublessor and/or Sublessee in connection with the issuance of its consent to this Sublease and/or the review of the documentation and information submitted in connection therewith.
     11.08 Sublessee shall promptly furnish Sublessor with copies of all notices which Sublessee shall receive from Landlord, and Sublessor shall promptly furnish Sublessee with copies of all notices from Landlord relating to the Subleased Premises, the Demised Premises or the Master Lease which Sublessor receives from Landlord.

     11.09 If Sublessor is unable to give possession of the Subleased Premises on the Commencement Date for any reason, Sublessor shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the Sublease Term, but the fixed rent and additional rent payable hereunder shall be abated (provided Sublessee is not responsible for the inability to obtain possession) for the period of time after the Commencement Date that Sublessor is delayed in delivering possession of Subleased Premises to Sublessee. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.
     11.10 This Sublease and the Exhibits attached hereto contain the entire agreement between the parties, and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. Sublessee shall not record this Sublease without prior written consent of Sublessor. This Sublease shall bind and inure to the benefit of the parties hereto and their respective successors and, subject to this Sublease, assigns.
     11.11 This Sublease is submitted to Sublessee for signature with the understanding that it shall not bind Sublessor or Sublessee unless and until it is duly executed by both Sublessee and Sublessor and an executed copy delivered to Sublessee.
     11.12 At any time and from time to time within ten (10) days after a written request from Sublessor, Sublessee shall execute, acknowledge and deliver to the Sublessor a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if there has been modifications of this Sublease, that this Sublease is in full force and effect as modified, and stating such modifications, (ii) the dates to which the fixed rent, additional rent and other charges hereunder have been paid, (iii) that to the best of Sublessee’s knowledge, no defaults exist under this Sublease or, if any defaults do exit, specifying the nature of each such default and (iv) as to such other matters as Sublessor may reasonably request.
     11.13 (a) Sublessee acknowledges that an assignment and/or sublet of the Subleased Premises, either in whole or in part, is not permitted, except as provided in the following provisions of this Section.
          (b) Sublessor hereby consents to and Sublessee shall have the right to assign this Sublease, or permit use and occupancy of all or any part of the Subleased Premises to or by its wholly owned subsidiary, Bel Canto Foods, LLC.
          (c) Sublessor shall not unreasonably withhold or delay its consent to an assignment or sublease of all or part of the Subleased Premises to or by (i) an entity with which Sublessee may merge or consolidate, (ii) any corporation, partnership, limited liability company or other entity, which, directly or indirectly, control, is controlled by or under common control with Sublessee (“control” meaning ownership of more than fifty (50%) percent of the equity interest in such entity), or (iii) an acquirer of substantially all of Sublessee’s assets. No such sublease or assignment of this Sublessee shall be permitted unless, in instance, (A) Sublessee (to the extent that it continues to exist) and the permitted user or assignee both continue to remain liable to Sublessor for all terms and obligations on the part of Sublessee to be performed under this Sublease, (B) no such user, assignee or successor, or any Affiliate of such person or entity, is a Prohibited Person and (C) Sublessor is given at least ten (10) days prior written notice of such proposed use or assignment.

          (d) If Sublessee desires to assign this Sublease or sublet any portion of the Subleased Premises other than as provided in Sections 11.13(b) or (c) above, Sublessee shall submit to Sublessor a request to do so. Within 30 days of receipt of such request, Sublessor shall exercise in writing its option to (i) cancel and terminate this Sublease if the request was to assign the Sublease or (ii) if the request is to sublet either (A) the entire Subleased Premises or (B) a portion of the Subleased Premises for the balance of the Sublease Term, to cancel and terminate this Sublease with respect to such portion. Subject to the foregoing and to the consent of Sublessor which shall not be unreasonably withheld or delayed, Sublessee may at any time during the Sublease Term assign this Sublease or sublet the Subleased Premises, provided that (i) Sublessee shall furnish Sublessor with the names of each proposed subtenant and the individual principals in such proposed subtenant’s business entity, each of whom shall be a Permitted Person, (ii) such proposed subtenant or assignee and principals submit to the Landlord’s “Vendex” background investigation (or successor system serving the same function) at least forty-five (45) days prior to the proposed commencement date of the assignment or sublease, (iii) the proposed subtenant or assignee is not a Prohibited Person and (iv) Sublessee shall comply with the applicable provisions of Article 10 of the Master Lease.
          (e) Sublessee acknowledges that, under the circumstances set forth in the Master Lease, the consent of Landlord will be required to a sublease or assignment of the kind described in Sections 11.13(c) and (d). Sublessee acknowledges that Sublessor has no control over the consent of Landlord in those circumstances, and that it may be given or withheld, as provided in the Master Lease.
          (f) During the Sublease Term, Sublessee shall cause any assignee or subtenant to comply with its obligations under this Sublease as such obligations relate to the obligations of

Sublessee hereunder and Sublessor under the Master Lease. A violation or breach of any of the terms, provisions or conditions of this Sublease or the Master Lease that results from, or is caused by, an act or omission by any assignee or subtenant shall not prevent such violation or breach from being an Event of Default hereunder nor relieve Sublessee of Sublessee’s obligation to cure such violation or breach, provided that Sublessor provide Sublessee with a reasonable period to cause such violation or breach to be cured.
          (g) Sublessee shall not charge or collect from any assignee or subtenant an amount in excess of the rental under this Sublease. Notwithstanding the foregoing, if, in any Sublease Year, the total amount of the monies, including, without limitation, the rental, collected by Sublessee with respect to any assignment or subleases during such Sublease Year exceeds the amount of the fixed annual rent set forth in Article II, Sublessee shall pay fifty percent (50%) of such excess to Sublessor. However, any amounts paid to Sublessee to pay or reimburse it for (i) the cost of the sublease or assignment, such as (without limitation) brokerage fees or commissions or (ii) the unamortized cost of any of Sublessee’s leasehold improvements, shall not be considered excess rent for this purpose.
     11.14 Certain capitalized words and phrases used in this Sublease which are not defined herein shall have the meanings given them in the Master Lease.
     11.15 (a) Sublessee acknowledges that Sublessor is the sole owner of the existing pallet racks, rack storage units, freezer equipment and refrigeration equipment (collectively the “Equipment”) now located on the Subleased Premises. Sublessor shall allow Sublessee to use the Equipment during the Sublease Term. Sublessor shall have no obligation to repair or maintain the Equipment, and at its sole cost and expense, Sublessee shall maintain the Equipment in reasonably good condition and repair, consistent with sound business practice, but shall not be required to make any repair which would be treated as a capital expenditure, or any repairs beyond the normal useful life of the Equipment. If Sublessee vacates the Subleased Premises or if the Sublease is terminated, the Equipment shall not be removed by Sublessee, shall remain on the Subleased Premises and shall continue to belong to Sublessor.
          (b) The parties acknowledge that there are a number of wooden pallets now located on the Demised Premises, which Sublessee shall have the ability and right to use during the Sublease Term, without any obligation to repair or replace any pallets which are damaged or which are no longer usable. Sublessee shall not dispose of any usable pallets for cash or other consideration, and shall return all of Sublessor’s pallets, to the extent they then exist, to Sublessor at the end of the Sublease Term.
ARTICLE XII.
Master Lease Compliance
     12.01 Required Sublease Clauses. The following provisions are in specific compliance with Section 10.05 of the Master Lease:
          (a) This Sublease is subordinate and subject to the Master Lease, and shall be subject to the prior approval of the Landlord.
          (b) Attached as Exhibit A is a diagram of the Subleased Premises.
          (c) The Subleased Premises constitutes 66.52% of the Demised Premises.
          (d) Sublessee agrees to defend, indemnify and hold Landlord harmless to the same extent and in the same manner as does Sublessor pursuant to Article 17 of the Master Lease.
          (e) Except for security deposits, Sublessee shall not pay to Sublessor rent or other sums payable under this Sublease for more than one (1) month in advance.

          (f) At Landlord’s option, on the termination of this Lease pursuant to Article 22 of the Master Lease, Sublessee shall attorn to or shall enter into a direct lease on terms identical to the Sublease with Landlord, for the balance of the unexpired term of the Sublease.
          (g) Sublessee shall maintain full and accurate books of account and records of its business operation or enterprise, which books and records shall be so kept and maintained for at least six (6) years after the end of each Sublease Year, as applicable.
          (h) Landlord or Landlord’s agents or representatives, from time to time during regular business hours, upon reasonable notice shall be permitted to inspect and audit all books and records and other papers and files of Sublessee relating to this Sublease and Sublessee shall produce such books and records for such inspection, audit and for the reproduction, if requested, by Landlord.
          (i) Sublessee shall comply with all Requirements.
          (j) Sublessee shall comply with the applicable requirements of Article 19 of the Master Lease.
     IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

A.L. BAZZINI CO., INC.		Dairyland USA Corp.

By:	/s/ Rocco Damato, PRES Rocco Damato, President	By:	/s/ Dean Facatselis Dean Facatselis, Vice President and
Chief Financial Officer

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